Exhibit 10.45

CREDIT AGREEMENT

Dated as of March 22, 2002

among

GOTTSCHALKS INC.

as Borrower,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

KIMCO CAPITAL CORP.,

as Agent and Lender

TABLE OF CONTENTS

Page

THE LOANS
1.1	Term Loans	1
1.2	Revolving Loans	2
1.3	The Notes	2
1.4	Amortization; Voluntary Prepayments; Other Prepayments	2
1.5	Use of Proceeds	3
1.6	Interest	4
1.7	Fees	5
1.8	Receipt of Payments	5
1.9	Application and Allocation of Payments	5
1.10	Loan Account and Accounting	6
1.11	Indemnity	6
1.12	Access	7
1.13	Taxes	8
1.14	Capital Adequacy; Increased Costs; Illegality	8
1.15	Single Loan	10
2.	CONDITIONS PRECEDENT	10
2.1	Conditions to the Initial Loans	10
2.2	Further Conditions to Each Loan	10
3.	REPRESENTATIONS AND WARRANTIES	11
3.1	Corporate Existence; Compliance with Law	11
3.2	Executive Offices, Collateral Locations, FEIN	12
3.3	Corporate Power, Authorization, Enforceable Obligations	12
3.4	Financial Statements and Projections	12
3.5	Material Adverse Effect	13
3.6	Ownership of Property; Liens	13
3.7	Labor Matters	15
3.8	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness	15
3.9	Government Regulation	15
3.10	Margin Regulations	16
3.11	Taxes	16
3.12	ERISA	16
3.13	No Litigation	17
3.14	Brokers	18
3.15	Intellectual Property	18
3.16	Full Disclosure	18
3.17	Environmental Matters	18
3.18	Insurance	19
3.19	Agreements and Other Documents	19
3.20	Solvency	19
4.	FINANCIAL STATEMENTS AND INFORMATION	19
4.1	Reports and Notices	19
5.	AFFIRMATIVE COVENANTS	20
5.1	Maintenance of Existence and Conduct of Business	20
5.2	Payment of Charges	20
5.3	Books and Records	21
5.4	Insurance; Damage to or Destruction of Collateral	21
5.5	Compliance with Laws	24
5.6	Supplemental Disclosure; Notice of Material Events	25
5.7	Environmental Matters	25
5.8	Observance of Agreements	26
5.9	Further Assurances; Security Interests	27
5.10	Leases	27
5.11	Condition of the Select Real Property Assets.	30
5.12	Liens	30
5.13	Silverdale Ground Lease	30
5.14	Senior Facility Waiver or Amendment	31
5.15	Subsidiaries	31
5.16	Condemnation/Eminent Domain	31
5.17	Reciprocal Easement Agreements	32
5.18	Conditions Subsequent	32
6.	NEGATIVE COVENANTS	33
6.1	Mergers, Purchases	34
6.2	Investments; Loans and Advances	34
6.3	Indebtedness	34
6.4	Employee Loans and Affiliate Transactions	34
6.5	Capital Structure and Business	34
6.6	Liens	35
6.7	Dispositions: Sale of Stock and Assets; Store Closings	35
6.8	ERISA	35
6.9	Hazardous Materials	35
6.10	Cancellation of Indebtedness	36
6.11	Change of Corporate Name or Location	36
6.12	No Speculative Transactions	36
6.13	Changes Relating to Material Contracts	36
7.	TERM	37
7.1	Termination	37
7.2	Survival of Obligations Upon Termination of Financing Arrangements	37
8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES	37
8.1	Events of Default	37
8.2	Remedies	38
8.3	Waivers by Borrower	39
9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT	39
9.1	Assignment and Participations	39
9.2	Appointment of Agent	41
9.3	Agent's Reliance, Etc	42
9.4	Kimco Capital Corp. and Affiliates	42
9.5	Lender Credit Decision	42
9.6	Indemnification	43
9.7	Successor Agent	43
9.8	Setoff and Sharing of Payments	44
9.9	Advances; Payments; Information; Actions in Concert	44
10.	SUCCESSORS AND ASSIGNS	47
10.1	Successors and Assigns	47
11.	MISCELLANEOUS	47
11.1	Complete Agreement; Modification of Agreement	47
11.2	Amendments and Waivers	47
11.3	Fees and Expenses	49
11.4	No Waiver	50
11.5	Remedies	50
11.6	Severability	50
11.7	Conflict of Terms	50
11.8	Confidentiality	50
11.9	GOVERNING LAW	51
11.10	Notices	52
11.11	Section Titles	52
11.12	Counterparts	52
11.13	WAIVER OF JURY TRIAL	52
11.14	Press Releases and Related Matters	53
11.15	Reinstatement	53
11.16	Advice of Counsel	53
11.17	No Strict Construction	53
11.18	Right of First Refusal to Purchase Select Real Property Assets	54

This CREDIT AGREEMENT (this "Agreement"), dated as of March 22, 2002 among GOTTSCHALKS INC., a Delaware corporation ("Borrower"), KIMCO CAPITAL CORP., a Delaware corporation, for itself, as Lender, and as Agent for Lenders (in such capacity, the "Agent"), and the other Lenders signatory hereto from time to time.

RECITALS

WHEREAS, Borrower has requested that Lenders extend certain loans to Borrower of Fifteen Million Dollars ($15,000,000) in the aggregate to provide (a) funds for general corporate purposes of Borrower, (b) funds to cover the Fees and other expenses incurred in connection with this Agreement and (c) funds for other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans to Borrower of such amount upon the terms and conditions set forth herein; and

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and a Lien upon all of its existing and after-acquired personal and real property; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

  THE LOANS
      Term Loans.
        Each Lender, severally and not jointly, agrees, upon the terms and subject to the conditions hereinafter set forth to make a term loan (each a "Term Loan" and collectively, the "Term Loans") to Borrower on the Closing Date in a single draw in the principal amount set forth on Annex D.
        Once repaid, the Term Loans may not be re-borrowed, except as provided in Section 1.2.
      Revolving Loans.
        Each Lender, severally and not jointly, agrees, upon the terms and subject to the conditions hereinafter set forth to make loans, in increments of $50,000.00, equal to its Pro Rata Share of advances (each a "Revolving Loan Advance" and collectively, the "Revolving Loan Advances") to Borrower on any Business Day and from time to time, from the Closing Date to but excluding the Termination Date. The Pro Rata Share of the Revolving Loan Advance of any Lender shall not at any time exceed its separate Commitment. Until the Maturity Date, Borrower may borrow, repay and reborrow under this Section 1.2(a) the amounts then repaid by Borrower to Agent, for the ratable benefit of the Lenders, under the Term Loans; provided, that the amount of any Revolving Loan Advance to be made at any time shall not exceed the Revolving Loan Advance Availability.
        Each Revolving Loan Advance shall be made on notice by Borrower to Agent. Any such notice must be given no later than 10:30 a.m. (Los Angeles time) on the date which is three (3) Business Days prior to the day of the proposed Revolving Loan Advance. Each such notice (a "Notice of Revolving Loans") must be given in writing (by e-mail, telecopy or overnight courier) substantially in the form of Exhibit 1.2(b), and shall include the information required in such Exhibit and such other information as may be required by Agent.
        Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Loans or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.
      The Notes. Except as provided in Section 1.10, Borrower shall execute and deliver to each Lender a note (each a "Note" and collectively, the "Notes") to evidence the Commitment of that Lender. Each Note shall be in the principal amount of the Commitment of the applicable Lender, dated the Closing Date and substantially in the form of Exhibit 1.3. Each Note shall represent the obligation of Borrower to pay the amount of the applicable Lender's Commitment, or if less, such Lender's Pro Rata Share of the aggregate unpaid principal amount of all Loans to Borrower outstanding, together with interest thereon as prescribed in Section 1.6. The entire unpaid balance of the aggregate Loans and all non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Maturity Date.
      Amortization; Voluntary Prepayments; Other Prepayments.
        Borrower shall be required to repay the principal amount of the Loans, to the extent then outstanding (i) on the first Business Day in each month (commencing on the first Business Day in May 2002), in installments of $120,000.00 per month and (ii) on the Maturity Date, in the full amount remaining outstanding; provided, however, that if Borrower obtains the Mortgages, memoranda and financing statements in accordance with the terms of Section 5.18(a) and Borrower delivers to Agent a certificate of an Authorized Officer of Borrower certifying that, to Borrower's knowledge, the Qualifying Category A Properties include at least five (5) of the properties listed on Disclosure Schedule (5.18(a)), including at least two (2) of (a) the Fashion Fair Property, (b) the Sacramento Property, and/or (c) the SLO Lease, the monthly installments under clause (i) above shall decrease to $80,000.00 per month; provided further, that, after any such reduction in monthly installments, if and for so long as (but only for so long as), the Qualifying Category A Properties shall not include at least five (5) of the properties listed on Disclosure Schedule (5.18(a)), including at least two of (a) the Fashion Fair Property, (b) the Sacramento Property, and/or (c) the SLO Lease, then the monthly installments under clause (ii) above shall be restored to $120,000.00 per month.
        Borrower may at any time on at least three (3) Business Days' prior written notice to Agent prepay the Loans, in whole, but not in part; provided, however, that Borrower may repay all or a portion of the Revolving Loans, without fee or penalty, in increments of $50,000.00, no more frequently than once each calendar month on the first Business Day of such month and shall specify that such payment relates to the Revolving Loans. The written notice of prepayment shall specify the prepayment date, shall be irrevocable and shall commit Borrower to prepay the Loans in full on the date stated therein, together with any applicable interest and Prepayment Fee (defined in Section 1.7(b) below). A prepayment under this Section 1.4 shall be applied ratably in accordance with each Lender's Pro Rata Share of the Loans then outstanding.
        Prepayments from insurance or condemnation proceeds in accordance with Section 5.4(e) and (g) shall be applied to the Obligations and shall not be subject to the Prepayment Fee described in Section 1.7(b).
        If at any time the sum of the outstanding balances of the Revolving Loans exceeds the lesser of (i) the Term Loan Repayment Amount and (ii) $500,000.00, Borrower shall immediately repay the aggregate outstanding Revolving Loan Advances to the extent required to eliminate such excess.
        Nothing in this Section 1.4 shall be construed to constitute Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
      Use of Proceeds.

      (a) Borrower shall utilize the proceeds of the Term Loans for financing the Fees and other expenses incurred in connection with the Agreement and general corporate purposes.

      (b) Borrower shall utilize the proceeds of the Revolving Loans exclusively to fund (i) any Environmental Liabilities and/or (ii) subject to Agent's approval, which approval shall not be unreasonably withheld, conditioned or delayed, capital expenditures, in each case, affecting or related to any Select Real Property Asset.

      Interest.
        Borrower shall pay interest to Agent, for the ratable benefit of Lenders, in accordance with the Loan being made by each Lender, in advance on the Closing Date to cover any interest that will accrue for the balance of the calendar month in which the Closing Date occurs and, thereafter, in arrears on each applicable Interest Payment Date, at a rate of 12.00% per annum.
        If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
        All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.
        So long as an Event of Default has occurred and is continuing under Section 8.1(a), (f) or (g) or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans shall be increased to 14.00% per annum ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.
        Notwithstanding anything to the contrary set forth in this Section 1.6(e), if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) 12.00%. Thereafter, interest hereunder shall be paid at the rate of interest and in the manner provided in Sections 1.6(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.6(e), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.9 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.
      Fees.
        Borrower shall pay to Agent, individually, the Fee specified in that certain fee letter dated as of January 29, 2002 among Borrower and Kimco Realty Corporation, as the same may be amended, modified or supplemented from time to time by a written instrument executed by the parties thereto (the "Fee Letter").
        If Borrower prepays the Loans as permitted by Section 1.4(b), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a fee for any such prepayment (the "Prepayment Fee") on the principal amount of the Loans being prepaid at a rate determined in accordance with the following schedule:

        Prepayment Fee Relevant Time Period

        2.0% if prepaid prior to February 28, 2003

        1.0% if prepaid prior to February 29, 2004

        0.5% if prepaid prior to July 31, 2004; and

        0.0% if prepaid thereafter.

        If Borrower fails to make any payment of, or interest on or Fees owing in respect of, the Loans or any other Obligations, Borrower shall pay to Agent, for the ratable benefit of the Lenders, a fee for such late payment (the "Late Payment Fee") in the amount of $7,500.00.
      Receipt of Payments. Borrower shall make each payment under this Agreement, in accordance with Agent's instructions, not later than 11:00 a.m. (Los Angeles time) on the day when due in immediately available funds in Dollars. For purposes of computing interest and Fees as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received prior to 11:00 a.m. (Los Angeles time). Payments received after 11:00 a.m. (Los Angeles time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.
      Application and Allocation of Payments. All payments and prepayments applied to the Loans shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share of the Loans. As to any other payment, and as to all payments made when a Default or Event of Default has occurred and is continuing or following the Maturity Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrower as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: first, to Fees and reimbursable expenses of Agent then due and payable; second, to interest then due and payable; third, to the principal balance of the Loans until the same has been paid in full; and fourth, to all other Obligations. After the Maturity Date or with respect to any payments received or payments received as proceeds of Collateral from and after any Event of Default has occurred or is continuing, such payments shall be applied by Agent to amounts then due and payable in the following order: first, to Fees (other than the Fee payable pursuant to Section 1.7(b)) and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Loans; third, to the principal balance of the Loans until the same has been repaid in full; fourth, to interest (including any Default Rate of interest payable pursuant to Section 1.6(d)) and; fifth, to all other Obligations.
      Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: all Revolving Loan Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to Borrower for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 60 days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.
      Indemnity. Borrower shall indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
      Access. Unless a Default or Event of Default has occurred and is continuing or unless access is necessary to preserve or protect the Collateral as determined by Agent, Borrower and GCRC shall, during normal business hours, from time to time upon two (2) Business Days' prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access (at Borrower's expense not to exceed, together with any fees payable pursuant to Section 11.3(f), $1,000.00 per month; provided, that such dollar limit shall not apply if an Event of Default has occurred and is continuing) to its properties, facilities, advisors and employees (including officers) of Borrower, GCRC and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from Borrower's or GCRC's books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Collateral, Borrower and GCRC, as applicable; provided, that inspections and audits shall be conducted by Agent or any officer, employee or agent of Agent no more frequently than once each calendar quarter; provided, however, that during the occurrence or continuance of any Default or Event of Default Agent or any officer, employee or agent of Agent shall be permitted to conduct audits as often as it deems appropriate. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, Borrower and GCRC shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Agent and each Lender with access to its suppliers and customers. Borrower and GCRC shall promptly make available to Agent and its counsel originals or copies of all books and records that Agent may reasonably request. Borrower and GCRC shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for Borrower or GCRC, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by Borrower or GCRC. Agent will give Lenders at least five (5) Business Days' prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrower.
      Taxes.
        Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.13, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.13) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such deducted Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt, copy of cancelled check or federal wire or other evidence satisfactory to Agent evidencing payment thereof. Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section 1.13.
        Borrower shall indemnify and, within ten (10) days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.13) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.
        No person residing or organized under the laws of a jurisdiction outside the United States (a "Foreign Person") may become a Lender under this Agreement and, notwithstanding anything in this Agreement to the contrary, no Foreign Person may acquire any participation in any portion of a Lender's Loan unless, on or prior to the date of the proposed assignment or sale, (i) all payments to be made under this Agreement or under the Notes to such Foreign Person or to such Lender on behalf of such Foreign Person are completely exempt from United States withholding tax under an applicable statute or tax treaty and (ii) such Foreign Person has provided to Borrower and Agent properly completed and executed copies of IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States or reasonably required by Borrower certifying as to such Foreign Person's entitlement to such exemption (a "Certificate of Exemption"). Any Foreign Person that seeks to become a Lender or purchase a participation from a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender or purchasing a participation hereunder. No Foreign Person may become a Lender or purchase a participation from a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender or purchasing a participation.
      Capital Adequacy; Increased Costs; Illegality.
        If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.
        If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that it shall, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.14(b).
        Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Section 1.13(a), 1.14(a) or 1.14(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender must sell and assign its Loan to such Replacement Lender for an amount equal to the principal balance of the Loan held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within fifteen (15) days following its receipt of Borrower's notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within 90 days thereafter, Borrower's rights under this Section 1.14(c) shall terminate and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.13(a), 1.14(a) and 1.14(b).
        Borrower shall not be required to compensate a Lender pursuant to Section 1.14(a) or Section 1.14(b) for any increased cost or reduction in respect of a period occurring more than 180 days prior to the date that such Lender notifies Borrower of such Lender's intention to claim compensation therefor unless the circumstances giving rise to such increased cost or reduction became applicable retroactively, in which case no such time limitation shall apply so long as such Lender requests compensation within 180 days from the date such circumstances become applicable.
      Single Loan. The Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral.
  CONDITIONS PRECEDENT
      Conditions to the Initial Loans. No Lender shall be obligated to make any Loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent:
        Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex B, each in form and substance reasonably satisfactory to Agent.
        Approvals. Agent shall have received (i) satisfactory evidence that Borrower has obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer's certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.
        Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in the Fee Letter, and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.
        Capital Structure: Other Indebtedness. The capital structure of Borrower and GCRC and the terms and conditions of all Indebtedness of Borrower shall be acceptable to Agent in its sole discretion.
        Due Diligence. Agent shall have completed its business and legal due diligence, with results reasonably satisfactory to Agent.
      Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan if, as of the date thereof:
        (i) any representation or warranty by Borrower contained herein or in any other Loan Document is untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and (ii) Agent or the Requisite Lenders have determined not to make such Loan, as a result of the fact that such warranty or representation is untrue or incorrect in any material respect;
        (i) any event or circumstance having a Material Adverse Effect has occurred since the date hereof as determined by the Requisite Lenders, and (ii) Agent or Requisite Lenders have determined not to make such Loan, as a result of the fact that such event or circumstance has occurred;
        (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan, and (ii) Agent or Requisite Lenders shall have determined not to make any Loan as a result of that Default or Event of Default; or
        in the case of a Revolving Loan, after giving effect to any Revolving Loan Advance, the outstanding principal amount of the Revolving Loans would exceed the Revolving Loan Advance Availability.

  The request and acceptance by Borrower of the proceeds of any Loans, shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 (without reference to clauses (a)(ii), (b)(ii) and (c)(ii) of this Section 2.2 or any determination by Agent or any Lender with respect to any such condition) have been satisfied (including, without limitation, a representation and warranty as to the accuracy in all material respects of representations and warranties (pursuant to terms of clause (a)(i) above), the absence of a Material Adverse Effect since the date hereof and the absence of any Default or Event of Default (pursuant to terms of clause (c)(i) above)), and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and the Lenders, pursuant to the Collateral Documents.

  REPRESENTATIONS AND WARRANTIES

  To induce Lenders to make the Loans Borrower makes the following representations and warranties to Agent and each Lender with respect to itself and GCRC, each and all of which shall survive the execution and delivery of this Agreement.

      Corporate Existence; Compliance with Law. Each of Borrower and GCRC (a) is a corporation, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $250,000.00; and (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the properties it operates under a lease and to conduct its business as now, heretofore and proposed to be conducted. Each of Borrower, GCRC and each Real Property Asset (a) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (b) is in compliance with its charter and bylaws; (c) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law; and (d) is in compliance with any building permits, (including, without limitation, any certificate of occupancy and any restrictions of record) affecting a Select Real Property Asset or Category A Property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
      Executive Offices, Collateral Locations, FEIN. As of the Closing Date, the current location of Borrower's chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and none of such locations has changed within the twelve (12) months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of Borrower.
      Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each of Borrower and GCRC of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's power; (b) have been duly authorized by all necessary corporate action; (c) do not contravene any provision of such Person's charter or bylaws; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person for any action to be taken on or prior to the Closing Date, except those referred to in Section 2.1(b), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents to which each of Borrower and GCRC is a party shall be duly executed and delivered by Borrower and GCRC, as applicable, each such Loan Document shall constitute a legal, valid and binding obligation of Borrower and GCRC, as applicable, enforceable against it in accordance with its terms and each Mortgage shall constitute a valid, binding and enforceable first lien on the Select Real Property Assets subject only to the Permitted Encumbrances, and a binding and enforceable Lien on the Trust Property (as such term is defined in the Mortgage) other than the Select Real Property Assets.
      Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Borrower delivered to Agent prior to the Closing Date were prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
      Material Adverse Effect. Between February 3, 2001 and the Closing Date except as otherwise disclosed by Borrower on Disclosure Schedule (3.5): (a) neither Borrower nor GCRC has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by Borrower or GCRC or has become binding upon Borrower's or GCRC's assets and no law or regulation applicable to Borrower or GCRC has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) neither Borrower nor GCRC is in default and to the best of Borrower's knowledge no third party is in default under any material contract, lease or other agreement or instrument to which Borrower or GCRC is a party, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between February 3, 2001 and the Closing Date, except as otherwise disclosed by Borrower in writing to Agent, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.
      Ownership of Property; Liens.
        As of the Closing Date, the Real Property Assets listed in Disclosure Schedule (3.6) constitute all of the real property owned, licensed, leased, subleased or used by Borrower. Borrower owns good fee simple title to all of its owned Real Property Assets, and valid leasehold interests in all of its leased Real Property Assets, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to or made available to Agent. Disclosure Schedule (3.6) further describes any Real Property Assets with respect to which Borrower is a lessor, sublessor or assignor as of the Closing Date. Borrower also has good title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of Borrower are subject to any Liens other than the Permitted Encumbrances, including, but not limited to the Senior Facility Liens, and there are no facts, circumstances or conditions known to Borrower that may result in any Liens (including Liens arising under Environmental Laws) other than the Permitted Encumbrances. Borrower has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect Borrower's right, title and interest in and to all such Real Property Assets and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Property Assets. As of the Closing Date, no portion of Borrower's Real Property Assets has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Property Assets to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.
        Borrower hereby represents and warrants the following:
          the Silverdale Ground Lease is currently in full force and effect and unmodified and a true and complete copy of the same has been delivered to Agent by Borrower,
          Borrower has neither received nor delivered any notice of default and, to the best of Borrower's knowledge, there is no existing default under the Silverdale Ground Lease by reason of an act or omission of the lessor or Borrower and no event has occurred which, to the best knowledge of Borrower, with the lapse of time or the giving of notice or both would authorize the lessor or Borrower to terminate the Silverdale Ground Lease, all rentals, if any, accrued to date and payable have been paid and Borrower has received no notice that any rental payments due under the Silverdale Ground Lease are delinquent and, to the best of Borrower's knowledge, neither Borrower nor the lessor has any present charge, lien or claim of offset against any sum due under the terms of the Silverdale Ground Lease,
          Borrower has not agreed to any modification with respect to the Silverdale REA, the SLO REA and the Hanford REA (each a "Select Real Property REA," collectively, the "Select Real Property REAs"), and, to the best knowledge of Borrower, the Select Real Property REAs are currently in full force and effect and unmodified,
          Borrower has neither received nor delivered any notice of a material default under a Select Real Property REA and, to the best of Borrower's knowledge, there is no existing material default under any Select Real Property REA by reason of an act or omission of any party to the Select Real Property REA, including Borrower, to the best knowledge of Borrower, no party has any current termination right under any Select Real Property REA,
          Borrower has received no notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any Select Real Property Asset or Category A Property or any sale or disposition thereof in lieu of condemnation,
          Borrower has received no notice of, nor has any knowledge of, any pending or contemplated zoning changes, "floor area ratio" changes, variances or special zoning exceptions, affecting or which might affect any Select Real Property Asset or Category A Property,
          Borrower has not transferred any development rights applicable to any Select Real Property Asset or Category A Property, or
          Borrower has received no notice that the current use and occupancy of any Select Real Property Asset or Category A Property or the operation of the business as currently conducted thereon violates any of the Permitted Encumbrances affecting such Select Real Property Asset or Category A Property and to the best of Borrower's knowledge there is no basis for the issuance of any such notice or the taking of any action for such violation.
      Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against Borrower are pending or, to Borrower's knowledge, threatened; (b) hours worked by and payment made to employees of Borrower comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from Borrower for employee health and welfare insurance have been paid or accrued as a liability on the books of Borrower; (d) except as set forth in Disclosure Schedule (3.7), Borrower is not a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to or made available to Agent); (e) there is no organizing activity involving Borrower pending or, to Borrower's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of Borrower has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no material complaints or charges against Borrower pending or, to the knowledge of Borrower, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Borrower of any individual.
      Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, Borrower does not have any Subsidiaries, is not engaged in any joint venture or partnership with any other Person, or is not an Affiliate of any other Person; provided, however, that Disclosure Schedule (3.8) need not list individuals who are Affiliates solely by virtue of clause (d) of the definition of "Affiliate." All of the issued and outstanding Stock of each Subsidiary of Borrower is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8) and except for common stock and options issued pursuant to stock option plans of Borrower described on Disclosure Schedule (3.7), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of Borrower as of the Closing Date (except for the Obligations) is listed on Disclosure Schedule (6.3).
      Government Regulation. Borrower is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower and the application of the proceeds thereof and repayment thereof will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.
      Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). Borrower does not own any Margin Stock, and none of the proceeds of the Loans under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. Borrower will not take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.
      Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by Borrower have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by Borrower from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which Borrower's tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), Borrower has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Neither Borrower nor its predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to Borrower's knowledge, as a transferee. As of the Closing Date, Borrower has not agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.
      ERISA.
        Disclosure Schedule (3.12) lists (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither Borrower nor any ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither Borrower nor any ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject Borrower to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.
        Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) neither Borrower nor any ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five (5) years no Title IV Plan of Borrower or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of Borrower or any ERISA Affiliate (determined at any time within the last five (5) years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of Borrower or ERISA Affiliates (determined at such time); (vi) all Stock of Borrower and its ERISA Affiliates makes up, in the aggregate, no more than 20% of fair market value of all assets not derived from a company match, or earnings thereon, of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan, provided, that with respect to any Plan, this representation shall not be deemed breached if the Plan is amended, promptly after such 20% threshold is reached, to prevent additional investment in such Plan of Stock of Borrower not derived from company match or earnings thereon; (vii) all Plans satisfy all legal requirements with respect to the amount of Stock of Borrower and its ERISA Affiliates held by each such Plan including, but not limited to, Section 407 of ERISA and Section 401(a)(22) of the IRC; and (viii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.
      No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of Borrower or GCRC, threatened against Borrower or GCRC, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) that challenges Borrower's or GCRC's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to Borrower or GCRC and that , if so determined, could be reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to Borrower's or GCRC's knowledge, threatened, that seeks damages in excess of $100,000.00 or injunctive relief against, or alleges criminal misconduct of, Borrower or GCRC.
      Brokers. No broker or finder brought about the obtaining, making or closing of the Loans, and neither Borrower nor any Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.
      Intellectual Property. As of the Closing Date, Borrower owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Borrower conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule (3.15), Borrower is not aware of any infringement claim by any other Person with respect to any Intellectual Property.
      Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Financial Statements or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of Borrower or GCRC to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected Liens in and to the Collateral described therein, subject, as to priority, only to: (a) in the case of the Select Real Property Assets, the Permitted Encumbrances and (b) in the case of all other Collateral, the Permitted Encumbrances and Liens which are not prohibited under the Senior Facility.
      Environmental Matters.
        Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) each Real Property Asset is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Property Asset and that would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000.00; (ii) Borrower has not caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Property Assets; (iii) Borrower is and has been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $250,000.00; (iv) Borrower has obtained, and is in compliance with, all Environmental Permits required by Environmental Laws for the operations of its business as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $250,000.00, and all such Environmental Permits are valid, uncontested and in good standing; (v) Borrower is not involved in operations or does not know of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of Borrower which could reasonably be expected to exceed $500,000.00, and Borrower has not permitted any current or former tenant or occupant of the Real Property Assets to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $250,000.00 or injunctive relief against, or that alleges criminal misconduct by, Borrower; (vii) no notice has been received by Borrower identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of Borrower, there are no facts, circumstances or conditions that may result in Borrower being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) Borrower has provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to Borrower.
        Borrower hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any Real Property Asset or its affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence Borrower's conduct with respect to the ownership, operation or management of any of its Real Property Assets or compliance with Environmental Laws or Environmental Permits.
      Insurance. Disclosure Schedule (3.18) lists all insurance policies maintained, as of the Closing Date, for current occurrences by Borrower in connection with the Select Real Property Assets, and Borrower has delivered certificates of all such insurance policies showing Agent as an additional insured party, together with additional loss payable endorsements, to Agent.
      Agreements and Other Documents. As of the Closing Date, Borrower has provided to or made available to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of (i) all material agreements, including Select Real Property REAs and any amendments thereto, to which it is subject and which relate to the Select Real Property Assets and each of which is listed in Disclosure Schedule (3.19) and (ii) all leases entered into by Borrower as lessee with respect to the properties listed on Disclosure Schedule (5.18(a)). Each such lease is in full force and effect and Borrower has received no notice of, and has no knowledge of, a material default with respect to any such lease.
      Solvency. Both before and after giving effect to (a) the Loans to be made or incurred on the Closing Date or such other date as Loans requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower; and (c) the payment and accrual of all transaction costs in connection with the foregoing, Borrower is and will be Solvent.
  FINANCIAL STATEMENTS AND INFORMATION
      Reports and Notices.
        Borrower hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent copies of the Financial Statements, notices, Projections and other information as are required to be delivered to the Senior Lenders pursuant to the terms of Annex E to the Senior Facility at the times set forth therein.
        Borrower hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent, upon its request, copies of any of the Collateral Reports required to be delivered to the Senior Lenders pursuant to the terms of Annex F of the Senior Facility.
        As soon as available, but in any event within thirty (30) days after the end of each Fiscal Quarter, Borrower hereby agrees to deliver to Agent a certificate of an Authorized Officer of Borrower in form and substance reasonably satisfactory to Agent stating whether or not such Authorized Officer has knowledge, after due inquiry, of any condition or event which would constitute an Event of Default, a Default or a Category A Property Violation and, if so, specifying each such condition or event and the nature thereof and, with respect to Events of Default or Defaults, what action Borrower is taking or proposes to take with respect thereto.
        Upon the request of Agent, Borrower hereby agrees to deliver to Agent, a report in form and substance reasonably satisfactory to Agent reflecting the total sales in any calendar month on a store-by-store basis.
  AFFIRMATIVE COVENANTS

  Borrower agrees as to itself and its Subsidiaries that from and after the date hereof and until the Termination Date:

      Maintenance of Existence and Conduct of Business. Except where the failure of Borrower to do so could not reasonably be expected to have a Material Adverse Effect, Borrower shall:  do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence, Intellectual Property, licenses, permits, franchises, certificates, authorizations, easements, rights of way and other rights, consents and approvals; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;  at all times maintain, preserve and protect all of its assets and tangible properties, including without limitation, each Real Property Asset, used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear and damage by casualty excepted, subject to the provisions of Section 5.11) and, from time to time, make, or cause to be made, all necessary or appropriate repairs and replacements thereto consistent with industry practices and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).
      Payment of Charges.
        Subject to Section 5.2(b) and to the extent a failure to do so could reasonably be expected to have a Material Adverse Effect, Borrower shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon Borrower or any Subsidiary thereof, its sales and activities, or any part thereof, income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.
        Borrower may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of Borrower, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) Borrower shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower or the conditions set forth in this Section 5.2(b) are no longer met; and (v) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.
        Borrower covenants and agrees that, with respect to the Select Real Property Assets, there shall be added to each monthly payment required hereunder one-twelfth of an amount (hereinafter referred to as the "Escrow Fund") estimated by Agent to be sufficient to enable Agent to pay, at least thirty (30) days before they become due, all real estate taxes and assessments (collectively, the "Impositions") imposed or required to be paid by Borrower with respect to each Select Real Property Asset during the ensuing twelve (12) months. Agent will apply the Escrow Fund to the payment of the Impositions. The Escrow Fund shall not be, nor be deemed to be, trust funds but may be commingled with the general funds of Agent, and no interest shall be payable in respect thereof. Within ten (10) days of demand made by Agent, Borrower agrees to deliver to Agent such additional monies as are necessary to make up any deficiency in the amount necessary to enable Agent to pay the Impositions.
      Books and Records. Borrower and GCRC shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements described in Section 3.4.
      Insurance; Damage to or Destruction of Collateral.
        Borrower shall, at its sole cost and expense, maintain the policies of insurance providing coverage for the Select Real Property Assets as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Borrower shall deliver to Agent evidence of such insurance reasonably acceptable to Agent, together with a copy of the declaration page (as soon as practicable) for each such policy. Borrower shall (i) pay as they become due all premiums for such insurance, (ii) not later than ten (10) days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section 5.4, deliver a renewed policy or policies, certificates thereof, or duplicate original or originals thereof. Such policies of insurance (or additional loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable and Borrower shall pay to Agent on demand such premium or premiums so paid by Agent with interest from the time of payment at the Default Rate. Agent shall have no obligation to obtain insurance for Borrower or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from Borrower's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.
        If any required insurance shall expire, be withdrawn, become void by breach of any condition thereof by Borrower or by any lessee of any part of any Select Real Property Asset or become void or unsafe by reason of the failure or impairment of the capital of any insurer, or if for any other reasonable reason whatsoever such insurance shall become reasonably unsatisfactory to Agent, Borrower shall promptly obtain new or additional insurance reasonably satisfactory to Agent. Borrower shall not take out any separate or additional insurance that is contributing in the event of loss unless it is properly endorsed and otherwise satisfactory to Agent in all respects.
        Borrower shall deliver to Agent endorsements to (i) all "All Risk" insurance policies insuring the Select Real Property Assets (which endorsements shall be in form and substance reasonably satisfactory to Agent) and the Category A Properties in amounts and with coverages commercially reasonable for its industry, but in any event not less than the amounts approved by Agent as of the Closing Date, naming Agent, on behalf of itself and Lenders, as an additional insured and with respect to Select Real Property Assets only additional loss payee under a Lender's Loss Payee Endorsement, and (ii) all of Borrower's general liability and other liability policies, including, without limitation, all such policies with respect to the Select Real Property Assets (which endorsements shall be in form and substance reasonably satisfactory to Agent) and the Category A Properties, naming Agent, on behalf of itself and Lenders, as an additional insured; provided, that, notwithstanding anything herein which may be construed to the contrary, Borrower shall only be required to deliver additional insured endorsements to Agent in connection with the Category A Properties if the Senior Facility Agent has required Borrower to deliver equivalent endorsements to the Senior Facility Agent; provided, further, that the endorsements delivered to Agent shall be comparable to those delivered to the Senior Facility Agent.
        In the event the injury or property damage on a Select Real Property Asset is covered by Borrower's insurance policies and is in the amount of $250,000.00 or more, Agent shall have the right to join Borrower in adjusting any loss. Notwithstanding anything to the contrary contained herein or in any other provision of applicable law, the proceeds of insurance policies coming into the possession of Agent shall not be deemed trust funds and Agent shall be entitled to dispose of such funds as provided in this Section 5.4.
        All proceeds of the insurance required to be maintained by Borrower in connection with a Select Real Property Asset under this Section 5.4, and any condemnation award proceeds or other similar compensation received by Borrower in connection with a Select Real Property Asset shall be deposited with Agent, except that so long as no Event of Default has occurred and is continuing without being waived or cured, any such proceeds or awards or other compensation (after deducting therefrom all reasonable costs and expenses, including attorneys' fees, incurred by Agent in connection with the collection thereof regardless of the particular nature thereof and whether incurred with or without suit) (collectively, "Net Proceeds") aggregating less than $1,000,000.00 (but if the event generating such Net Proceeds occurs after July 31, 2004, aggregating less than $250,000.00) shall not be required to be so deposited.

        (i) All such Net Proceeds deposited with Agent shall be disbursed to Borrower for payment of the costs of restoring the Select Real Property Assets so damaged or taken to their value, utility and condition immediately prior to such damage (collectively, "Restoration Costs"), provided, that: (A) no Event of Default shall have occurred and be continuing without being waived or cured, and (B) in the reasonable judgment of Agent, (1) the Select Real Property Assets so damaged can be restored substantially to the value, utility and condition thereof immediately prior to such damage or condemnation, (2) the Net Proceeds deposited with Agent, together with such supplemental amounts deposited by Borrower with Agent for the purpose, shall be sufficient to pay all Restoration Costs, (3) such restoration can be expected to be expected to be completed no later than six (6) months after the Maturity Date, and (4) such damage or condemnation and the time to complete such restoration shall not materially adversely affect the ability of Borrower to pay and perform its obligations under this Agreement and the other Loan Documents during such restoration or thereafter, and (C) no later than 120 days after Agent's receipt of such proceeds, Borrower shall have delivered to Agent detailed plans and specifications and cost estimates reasonably acceptable to Agent and prepared by an architect or engineer selected by Borrower and reasonably satisfactory to Agent. After the payment in full of all Restoration Costs, the remainder of Net Proceeds, if any, shall be paid to Borrower.

        (ii) Such Restoration Funds will be advanced by Agent from time to time as the restoration work progresses upon the written request of Borrower subject to compliance by Borrower with such reasonable requirements and conditions as Agent shall impose which are reasonably necessary to ensure Borrower's compliance with Section 5.11 below.

        (iii) In the event the conditions set forth in Section 5.4(e)(i)(A), (B) and (C) above are not satisfied, all such Net Proceeds deposited with Agent shall be applied by Agent to the payment of the Obligations in accordance with Section 1.4(c), (notwithstanding the fact that the same may not then be due and payable) until the same have been paid in full, then the remainder, if any, to Borrower.

        Borrower shall promptly notify Agent of any loss, damage, or destruction to the Select Real Property Assets in the amount of $250,000.00 or more, whether or not covered by insurance.
        Effective upon the occurrence and continuance of a Default or Event of Default, Borrower hereby irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), as Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under any "All Risk" policy of insurance insuring a Select Real Property Asset, endorsing the name of Borrower on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. During the continuance of an Event of Default, after deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.4(c); or permit or require Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Select Real Property Asset in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. To the extent not used to replace, repair, restore or rebuild the Select Real Property Asset, such insurance proceeds shall be applied in accordance with Section 1.4(c).
      Compliance with Laws.
        Borrower shall do or cause to be done all things necessary to comply with all Laws (including, without limitation, Environmental Laws, Environmental Permits, all zoning and building codes, ERISA and OSHA) or any other requirements except (i) where the necessity of compliance therewith is contested in good faith by the appropriate proceedings and such noncompliance in the aggregate would not reasonably be expected to have a Material Adverse Effect or (ii) so long as the necessity of compliance is being contested in good faith; provided, that Borrower may elect not to comply with any such Law during Borrower's good faith contest thereof to the extent such Law is applicable to a Select Real Property Asset, if (1) Borrower has given prior notice to Agent of Borrower's intent to contest such Law, (2)  the legal proceedings shall operate conclusively to prevent the sale or forfeiture of such Select Real Property Asset, or any part thereof, for failure to comply with such obligations prior to final determination of such proceedings, (3) if during such contest a lien or cloud on title shall exist with respect to such Select Real Property Asset, Borrower shall provide Agent with a good and sufficient bond from a surety company reasonably satisfactory to Agent or other security reasonably satisfactory to Agent in an amount equal to the aforesaid lien or cloud on title or, if the amount thereof is uncertain, in an amount reasonably satisfactory to Agent, (4) neither Agent nor the Lenders shall be subject either to civil or criminal liability for any failure by Borrower to comply with such obligations during the pendency of such contest, (5) such contest stays the enforcement of the applicable Law, and (6) Borrower or Subsidiary of Borrower shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP).
        Borrower shall obtain or make all further authorizations, approvals, orders, consents, licenses, registrations or filings from or with any Governmental Authority required for the performance by Borrower of this Agreement and the other Loan Documents to which it is a party, as Agent shall reasonably require.
      Supplemental Disclosure; Notice of Material Events.
        From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), Borrower shall supplement any Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided, that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.
        Borrower shall promptly upon, but in any event within five (5) days after, an Authorized Officer or other executive officer of Borrower obtaining knowledge of (i) any Default or Event of Default under this Agreement, (ii) any Default or Event of Default under the Senior Facility, (iii) any Material Adverse Effect, (iv) any action, event or condition which could reasonably be expected to have a Material Adverse Effect, (v) any change in the name, corporate structure or the jurisdiction of organization of Borrower, (vi) a change in the organizational identification number of Borrower or the receipt of an organizational number by Borrower if it currently does not have one, (vii) any other event which could reasonably be expected to materially decrease the value of any Select Real Property Asset, (viii) any proposed material amendment to any agreements that relate to any Select Real Property Asset and which would reasonably be expected to have a Material Adverse Effect, (ix) any pending or contemplated condemnation proceeding affecting any Select Real Property Asset which would result in net cash proceeds of $300,000.00 or more, or (x) any Category A Property Violation, give written notice thereof to Agent specifying the nature and period of existence of any such condition or event, or specifying the notice given (including, without limitation, all notices delivered to the Senior Lenders in connection with such condition or event) or action taken by such Person and the nature of such claimed Event of Default or condition and what action Borrower has taken, is taking and proposes to take with respect thereto.
      Environmental Matters. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, Borrower shall and shall cause its Subsidiaries and other Persons within its control to: (a) conduct its operations and keep and maintain its Real Property Assets in compliance with all Environmental Laws and Environmental Permits; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Property Assets or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Property Assets; (c) notify Agent promptly after Borrower becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Property Asset; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by Borrower in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by Borrower or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Property Assets, that, in each case, could reasonably be expected to have a Material Adverse Effect, then Borrower shall, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Property Assets for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.
      Observance of Agreements.
        Borrower shall duly observe and perform all material terms and conditions of any agreement relating to any Select Real Property Asset, and diligently protect and enforce the rights of Borrower and its Subsidiaries under all such agreements in a manner consistent with prudent business judgment and subject to the terms and conditions of such agreements.
        Borrower shall comply at all times with the provisions of all leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP or where such noncompliance in the aggregate would not reasonably be expected to have a Material Adverse Effect.
        Borrower shall promptly provide Agent copies of all agreements amending, altering, modifying, waiving or supplementing in any material respect any material agreement relating to any Select Real Property Asset.
      Further Assurances; Security Interests.
        Upon the request of Agent, Borrower shall duly execute and deliver, or cause to be duly executed and delivered to Agent, at the cost and expense of Borrower, such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent or its counsel to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.
        Upon the request of Agent, Borrower shall promptly execute and deliver or cause to be executed and delivered, at the cost and expense of Borrower, such further instruments as may be appropriate in the reasonable judgment of Agent or its counsel, to provide Agent for the benefit of the Lenders (i) a first perfected Lien in each of the Select Real Property Assets, subject only to the Permitted Encumbrances, and (ii) a perfected Lien in the other Collateral subject only to the Permitted Encumbrances and any Lien which is not prohibited under the Senior Facility, and any and all documents (including, without limitation, an amendment or supplement of any financing statement and a continuation statement or other statement) for filing under the provisions of the Code and the rules and regulations thereunder, or any other applicable law of the United States or any other jurisdiction which Agent may deem reasonably necessary or advisable, and perform or cause to be performed such other ministerial acts which are reasonably necessary or advisable, from time to time, in order to grant and maintain in favor of Agent for the benefit of the Lenders the security interest in the Collateral contemplated hereunder and under the other Loan Documents.
        Borrower shall promptly undertake to deliver or cause to be delivered to Agent from time to time such other documentation, consents, authorizations and approvals, in form and substance reasonably satisfactory to Agent, as Agent or its counsel shall deem reasonably necessary or advisable to perfect or maintain the Liens of Agent for the benefit of the Lenders.
      Leases.
        Store Leases. Borrower covenants and agrees:
          promptly to perform and/or observe in all material respects all of the covenants and agreements required to be performed and/or observed by the lessee under each Store Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder;
          promptly to notify Agent of any alleged default by any Person under each Store Lease and promptly to deliver to Agent a copy of each notice of default and other material notice to be provided or received in respect of any Store Lease; and
          to use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the lessor under each Store Lease unless, in each case failure to do so would not result in a Material Adverse Effect.
        Space Leases. With respect to Space Leases affecting a Select Real Property Asset, Borrower shall:
          promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and/or observed by the lessor under each Space Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder;
          promptly notify Agent of an alleged default by any Person under each Space Lease;
          promptly deliver to Agent a copy of each notice of default and other material notice to be provided or received in respect of any Space Lease;
          exercise, within ten (10) days after a request by Agent, any right to request from the lessee a certificate with respect to the status thereof but not more frequently than annually;
          at Agent's request, promptly deliver to Agent a certified copy of Borrower's fully executed counterpart of any Space Lease or amendment to a Space Lease executed after the date hereof; and
          use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the lessee under each Space Lease. All Space Leases entered into by Borrower after the date hereof shall be on commercially reasonable terms and, other than renewals, on the form of Borrower.
        Right to Take Action. If Borrower shall fail to perform or observe (after the applicable notice and grace period) any of the covenants and/or agreements required to be performed and/or observed by it under any Store Lease or Space Lease encumbering a Select Real Property Asset or any Category A Property and to the extent that such failure to perform or observe would result in a Material Adverse Effect, including, without limitation, payment of all rent and other charges due thereunder, Agent may, five (5) Business Days after Borrower's receipt of written notice (except in emergencies and/or in situations where a failure sooner to perform or observe the same may result in a forfeiture under lease (in either of the foregoing cases, Agent shall give only such prior notice as is reasonable under the existing circumstances)), take such action as is appropriate to cause such covenants and/or agreements promptly to be performed and/or observed on behalf of Borrower but no such action by Agent shall release Borrower from any of its obligations under the Loan Documents. Upon receipt by Agent from the counterparty under any such lease of any notice of default by Borrower thereunder, Agent may rely thereon and take any action as aforesaid to cure such default even though the existence of such default or the nature thereof may be questioned or denied by Borrower or by any party on behalf of Borrower.
        Renewal Options. Borrower shall provide written notice at least thirty (30) days prior to the last day upon which Borrower may validly exercise any option to renew or extend the term of any Store Lease either (i) duly exercise such option and give immediate notice thereof to Agent; or (ii) give Agent prior written notice of Borrower's intent not to renew any such Store Lease, together with a summary of Borrower's intended plan for the sale, transfer or other disposition of all Collateral located in the premises subject of such Store Lease. From and after the occurrence of an Event of Default, if Borrower shall fail to so exercise any option to renew or extend the term of any Store Lease, Agent shall have, and is hereby granted, the irrevocable right to exercise such option, either in its own name and behalf, or in the name and behalf of Borrower, all as Agent shall determine.
        Written Statement. Borrower shall, within twenty (20) days after demand by Agent, deliver to Agent a written statement certifying as to any factual matter and providing representations as to any other matter in connection with any Store Lease which is reasonably requested by Agent.
        Additional Store Lease Covenants.
          In the event any Store Lease shall be terminated by reason of a default thereunder by Borrower and Agent shall acquire from the fee owner a new lease, Borrower hereby waives any right, title and interest in and to such new lease or the leasehold estate created thereby, waiving all rights of redemption now or hereafter operable under any law.
          Borrower will promptly notify Agent in writing of the commencement of a proceeding under the federal bankruptcy laws by or against Borrower or the lessor under any Store Lease. In the event of the bankruptcy of the lessor or sublessor under any Store Lease, during the occurrence and the continuance of an Event of Default, Borrower shall not agree to treat any Store Lease as terminated, canceled or surrendered pursuant to the applicable provisions of the Bankruptcy Code or otherwise (including, but not limited to, Section 365(h)(1) thereof) without Agent's prior written consent. In addition, during the occurrence and continuance of an Event of Default, Borrower shall, in the event of the bankruptcy of the lessor or sublessor under any Store Lease, reaffirm and ratify the legality, validity, binding effect and enforceability of the Store Lease and shall elect to remain in possession of the land and the leasehold estate, notwithstanding any rejection of such Store Lease, unless Agent otherwise directs. In the event of the bankruptcy of the lessor or sublessor under any Store Lease, if no Event of Default has occurred and is continuing, Borrower may treat any Store Lease as terminated, canceled or surrendered pursuant to the applicable provisions of the Bankruptcy Code or otherwise (including, but not limited to Section 365(h)(1) thereof), provided, however, that Borrower shall provide Agent with thirty (30) days written notice prior to rejecting any Store Lease and vacating the premises, together with a summary of Borrower's intended plan for the sale, transfer, or other disposition of Collateral located in the premises subject of such Store Lease.
          Subject to the provisions of the Intercreditor Agreement, during the continuance of an Event of Default under this Agreement, Agent shall have the right, but not the obligation, (i) to perform and comply with all obligations of Borrower under the affected Store Lease without relying on any grace period provided therein, (ii) to do and take, without any obligation to do so, such action as Agent deems necessary or desirable to prevent or cure any default by Borrower under the Store Lease, including, without limitation, any act, deed, matter or thing whatsoever that Borrower may do in order to cure a default under the Store Lease and (iii) to enter in and upon the land or any part thereof to such extent and as often as Agent deems necessary or desirable in order to prevent or cure any default of Borrower under the Store Lease. Borrower shall, within five (5) days after written request is made therefor by Agent, execute and deliver to Agent or to any party designated by Agent, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or perfect the interest, rights or powers of Agent pursuant to this Section 5.10(f) or as may otherwise be required by Agent.
      Condition of the Select Real Property Assets. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, Borrower shall (a) not permit any Select Real Property Asset (or any portion thereof) to be removed, demolished or materially altered, (b) not use or permit the use of any Select Real Property Asset in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained hereunder, (c) subject to the provisions of Section 1.4(c) and Sections 5.4(e) and (g), repair, replace and restore the Select Real Property Assets now or hereafter damaged or destroyed by any casualty or other event (whether or not insured against and insurable) or affected by any condemnation or other taking so that, when repaired, replaced and restored, the same shall be (i) at least equal in quality, usefulness and value as the Select Real Property Asset, as the case may be, which existed immediately prior to such casualty, event or condemnation or other taking, as the case may be and (ii) of the same type and character as the type and character of the Select Real Property Assets, as the case may be existing on the date hereof and (d) perform any and all construction, equipping, alteration, repair, replacement and/or restoration in respect of the Select Real Property Assets in a good and workmanlike manner, free and clear of all Liens (except the Permitted Encumbrances).
      Liens. Borrower shall defend the Select Real Property Assets against any and all Liens, claims and other impediments howsoever arising, other than the Senior Facility Liens and other the Permitted Encumbrances and in any event defend the same against any attempted foreclosure.
      Silverdale Ground Lease.
        Borrower will not surrender, terminate or cancel the easements or leasehold estate created by the Silverdale Ground Lease, and will not modify, change, supplement, alter, or amend the Silverdale Ground Lease either orally or in writing without the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
        Borrower shall deliver to Agent by the tenth (10th) of each calendar month, satisfactory evidence, as determined by Agent in its sole discretion, that Borrower has paid all of its obligations to pay rent, additional rent or any other charges payable by Borrower as tenant under the Silverdale Ground Lease (collectively, the "Rental Payments"). If Borrower defaults in making any Rental Payments, Borrower shall pay to Agent monthly at least thirty (30) days prior to the date on which such Rental Payments shall be due and payable (and in addition to each monthly installment of principal and interest hereunder), all amounts necessary to pay for the Rental Payments. The sums deposited hereunder shall not be, nor be deemed to be, trust funds but may be commingled with the general funds of Agent, and no interest shall be payable in respect thereof. Within ten (10) days of demand made by Agent, Borrower agrees to deliver to Agent such additional monies as are necessary to make up any deficiency in the amount necessary to enable Agent to pay the Rental Payments. The sums deposited hereunder shall be applied by Agent to the payment of such Rental Payments as the same become due and payable.
      Senior Facility Waiver or Amendment.
        Subject to the terms of Section 6.13(b), Borrower shall, promptly upon, but in any event within five (5) Business Days after an Authorized Officer or other executive officer of Borrower obtains knowledge of any amendment to or waiver of a condition of the Senior Facility, give written notice thereof to Agent specifying the nature and period of existence of any such amendment or waiver.
        If Borrower pays a fee to the Senior Facility Agent in consideration of any waiver or amendment to the terms of the Senior Facility, Borrower shall promptly, but in any event no later than five (5) Business Days thereafter, pay to Agent a fee calculated by multiplying (a) the ratio expressed as a percentage of (i) the aggregate principal amount outstanding on the Loans hereunder to (ii) the aggregate Commitments (as defined in the Senior Facility) under the Senior Facility by (b) the amount of the fee paid to the Senior Facility Agent for the applicable amendment or waiver under the Senior Facility
      Subsidiaries. Any newly formed or acquired Subsidiary of Borrower that enters into a Guaranty (as defined in the Senior Facility) with the Senior Facility Lenders shall also deliver to Agent, reasonably promptly thereafter, a Guaranty, in form and substance consistent with the guaranty delivered to the Senior Facility Lenders, and subject to the provisions of the Intercreditor Agreement, securing the Obligations hereunder executed on behalf of such Subsidiary. Borrower shall also cause such Subsidiary, subject to the provisions of the Intercreditor Agreement, to enter into such other agreements with and provide such other documents to Agent, as required to be provided to the Senior Facility Lenders, and in form and substance consistent with such agreements and documents delivered to the Senior Facility Lenders, including appropriate UCC-1 financing statements, Mortgages and/or other security documents, organizational documents and written opinions of counsel, with such changes as reasonably required by Agent and its counsel to conform such agreements and documents to this Agreement.
      Condemnation/Eminent Domain. Immediately upon obtaining knowledge of the institution of any proceedings for the condemnation of any Select Real Property Asset or Category A Property, or any portion thereof, Borrower will notify Agent of the pendency of such proceedings. Borrower shall, at its expense, diligently prosecute any such proceeding. Agent shall have the right to join Borrower in adjusting and compromising any and all awards in connection with any condemnation of a Select Real Property Asset. All such awards and proceeds of condemnation shall be applied as set forth in Section 5.4(e) and (g).
      Reciprocal Easement Agreements. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, Borrower covenants and agrees specifically with respect to each Select Real Property REA that Borrower shall maintain each Select Real Property REA in full force and effect and not take or allow to be taken any action that would terminate or cancel, or permit the termination or cancellation of, such Select Real Property REA without the prior consent of Agent and that:
        Borrower will pay on or before the due dates thereof all amounts payable, if any, under the provisions of each Select Real Property REA and will timely observe and perform, in all material respects, all of the terms, covenants, agreements and conditions of each Select Real Property REA required therein to be observed and performed by Borrower as party to each Select Real Property REA, and will upon written request, furnish to Agent receipts from any other party under each Select Real Property REA and other satisfactory evidence of payment evidencing the timely payment of all amounts due thereunder. Borrower covenants and agrees to deliver to Agent a copy of any notice of default under each Select Real Property REA received by Borrower immediately after such receipt.
        Borrower will not surrender the easements, estate or interest created by any Select Real Property REA, nor terminate or cancel any Select Real Property REA, and Borrower will not, without the express consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed), modify, change, supplement, alter, or amend any Select Real Property REA either orally or in writing.
        Borrower will promptly notify Agent in writing of the commencement of a proceeding under the Bankruptcy Code by or against Borrower and, upon its knowledge thereof, any other party to any Select Real Property REA.
        Upon Borrower's receipt of knowledge thereof, Borrower will promptly notify Agent of any request made by any party to each Select Real Property REA to the other party thereto for arbitration or appraisal proceedings pursuant to each Select Real Property REA, and of the institution of any arbitration or appraisal proceedings and promptly deliver to Agent a copy of the determination of the arbitrators or appraisers in each such proceeding.
      Conditions Subsequent.
        Borrower shall, within 180 days of the Closing Date, make commercially reasonably efforts to duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of Borrower, a Mortgage, appropriate UCC-1 financing statements, recordable memorandum of lease and a certificate of an Authorized Officer of Borrower certifying that, to Borrower's knowledge, the Real Property Asset to which it relates is not subject to a Category A Violation, except as disclosed in such certificate, with respect to at least five (5) of the parcels listed on Disclosure Schedule (5.18(a)) hereto, which shall include, in any event, a Mortgage, appropriate UCC-1 financing statements, a recordable memorandum of lease and a certificate of an Authorized Officer of Borrower certifying that, to Borrower's knowledge, such Real Property Asset is not subject to a Category A Violation, except as disclosed in such certificate, with respect to at least two of (i) the Fashion Fair Property, (ii) the Sacramento Property and/or (iii) the SLO Lease. Borrower's failure to secure such Mortgages, financing statements, memoranda and officer's certificates within the time period set out above shall not constitute a Default or an Event of Default.
        Borrower shall provide to Agent copies of all memoranda of lease and landlord consents with respect to any Real Property Asset, including, but not limited to, those properties listed on Disclosure Schedule (5.18(a)), reasonably promptly after Borrower's receipt thereof. Borrower shall promptly notify Agent if any such memorandum of lease and any Mortgage with respect to any Real Property Asset are recorded in any jurisdiction in favor of the Senior Facility Lenders.
        If Borrower grants a Mortgage (as defined in the Senior Facility) in favor of the Senior Facility Lenders with respect to any Real Property Asset, other than the Select Real Property Assets, Borrower shall execute and deliver to Agent, reasonably promptly thereafter and subject to the terms of the Intercreditor Agreement, a Mortgage with respect to such Real Property Asset, in favor of Agent for the benefit of the Lenders, subject only to the Permitted Encumbrances and any Lien which is not prohibited under the Senior Facility. Any such Mortgage shall be in the form of Exhibit M hereto. Borrower shall also, subject to the provisions of the Intercreditor Agreement, provide to Agent such other documents, as required to be provided to the Senior Facility Lenders, in form and substance consistent with such documents delivered to the Senior Facility Lenders, including appropriate UCC-1 financing statements and organizational documents, with such changes as reasonably required by Agent and its counsel to conform such documents to this Agreement.
        If either Borrower or GCRC grants a pledge of any additional Stock (as defined in the Senior Facility), promissory notes or instruments, as applicable, to the Senior Facility Lenders, then reasonably promptly thereafter and subject to the terms of the Intercreditor Agreement, Borrower shall deliver to Agent, or cause to be delivered to Agent, a Pledge Amendment (as defined in each respective Pledge Agreement) to the Pledge Agreement executed by the relevant party, in the form attached thereto, pledging such additional Stock, promissory notes and instruments, as applicable, to Agent, for the benefit of Lenders, in each case, subject only to the Permitted Encumbrances and any Lien which is not prohibited under the Senior Facility.
        Within 180 days of the Closing Date, Borrower shall use commercially reasonable efforts to obtain from each of the parties to the Select Real Property REAs, listed on Disclosure Schedule 5.18(e), an estoppel certificate duly executed by an Authorized Officer of such party, in form and substance reasonably satisfactory to Agent.

  NEGATIVE COVENANTS

  Borrower agrees as to itself and its Subsidiaries that from and after the date hereof until the Termination Date:

      Mergers, Purchases. Neither Borrower nor GCRC shall directly or indirectly, by operation of law or otherwise:
        Merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person in any transaction that  involves an Affiliate of the Senior Facility Agent;  was arranged by or coordinated by the Senior Facility Agent or  results in the payment of a fee or other monetary sum, or in a direct economic benefit to the Senior Facility Agent (other than any fee or expenses for a waiver of or amendment to any provision of the Senior Facility).
        Lease, occupy, operate, purchase or otherwise acquire any real property not currently operated by Borrower that is located within five (5) miles of any Select Real Property Asset and that contains a retail store or chain of retail stores.
      Investments; Loans and Advances. Borrower shall not make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, in any transaction that  involves an Affiliate of the Senior Facility Agent;  was arranged by or coordinated by the Senior Facility Agent or  results in the payment of a fee or other monetary sum, or in a direct economic benefit to the Senior Facility Agent (other than any fee or expenses for a waiver of or amendment to any provision of the Senior Facility).
      Indebtedness.
        Borrower shall not create, incur, assume or permit to exist any Indebtedness, except (i) Indebtedness incurred in connection with the Senior Facility and (ii) Indebtedness not prohibited by the Senior Facility, including, but not limited to, the Indebtedness in existence on the date hereof listed on Disclosure Schedule (6.3).
        Borrower shall not increase the Maximum Amount (as defined in the Senior Facility) under the Senior Facility to more than $175,000,000 without the prior written consent of Agent.
      Employee Loans and Affiliate Transactions. Except as otherwise expressly permitted in this Section 6.4 with respect to Affiliates, Borrower shall not enter into or be a party to any transaction with any Subsidiary or Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of Borrower. In addition, the terms of these transactions must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4).
      Capital Structure and Business. Borrower shall not (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, or (b) amend its charter or bylaws in a manner that could reasonably be expected to result in a Material Adverse Effect. Borrower shall not engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.
      Liens.
        Borrower shall not create, incur, assume or permit to exist any Lien on or with respect to any Select Real Property Asset, except for a Permitted Encumbrance that relates to any Select Real Property Assets. All Liens in existence on January 31, 2002 are summarized on Disclosure Schedule (6.6). Borrower shall date Disclosure Schedule (6.6) down to the Closing Date within ten (10) Business Days after the Closing Date.

      (b) Upon the reasonable request of Borrower and to the extent granted by the Senior Facility Lenders, Agent shall execute and deliver to Borrower written waivers with respect to certain Liens identified by Borrower, in order to facilitate equipment leases, sale leasebacks of equipment or other equipment financing transactions not prohibited by the Senior Lenders under the Senior Facility. Any written waiver delivered pursuant to this Section 6.6(b) in connection with any transaction contemplated by Borrower shall be similar in form and substance to the written waiver executed by the Senior Facility Lenders in connection with such transaction.

      Dispositions: Sale of Stock and Assets; Store Closings. Borrower shall not sell, transfer, convey, assign or otherwise dispose of (i) all or any portion of, or any interest in, any Select Real Property Asset or Category A Property whether legal or equitable, by outright sale, deed, installment sale contract, land contract, contract for deed, leasehold interest, lease option, contract or any other method or conveyance of real property interests, or (ii) all or substantially all of its assets and properties. Borrower may not close any retail department store or elect not to renew any Store Lease, without Agent's prior written consent. Borrower also may not close the facility currently subject to the SLO Lease prior to the Termination Date. With respect to any disposition of assets and properties not inconsistent with this Section 6.7 and otherwise not prohibited by the terms hereof and by the Senior Lenders under the Senior Facility, Agent agrees upon reasonable prior written notice and receipt of reasonable evidence that the Senior Facility Agent will concurrently release its Liens on such assets and properties, to release its Liens on such assets and properties in order to permit Borrower to effect any disposition, and shall execute and deliver to Borrower, at Borrower's expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrower.
      ERISA. Borrower shall not, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.
      Hazardous Materials. Borrower shall not cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Property Assets where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Property Assets or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.
      Cancellation of Indebtedness. Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's length basis and in the ordinary course of its business consistent with past practices.
      Change of Corporate Name or Location. Borrower shall not (a) change its name as it appears in official filings in the state of its incorporation or other organization (b) change its warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation, or (e) change its state of incorporation, in each case without at least thirty (30) days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided, that any such new location shall be in the United States. Without limiting the foregoing, Borrower shall not change its name, identity or corporate structure in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken.
      No Speculative Transactions. Borrower shall not engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars without Agent's prior written consent
      Changes Relating to Material Contracts.

  (a) Borrower shall not consent to any modification or waiver of any material agreement listed on Disclosure Schedule (3.19) hereto affecting a Select Real Property Asset if such modification or waiver would have a Material Adverse Effect.

  (b) Borrower shall not consent to any amendment or waiver under the Senior Facility that increases the percentage of advance rates set forth therein in the definition of Borrowing Base.

  TERM
      Termination. The financing arrangements contemplated hereby shall be in effect until the Maturity Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.
      Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrower or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Maturity Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Borrower, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.13 and 1.14, and the indemnities contained in the Loan Documents shall survive the Termination Date.
  EVENTS OF DEFAULT; RIGHTS AND REMEDIES
      Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:
        Borrower (i) fails to make any payment of principal of, or interest on, or Fees ( including any applicable late fee) owing in respect of, the Loans or any of the other Obligations within five (5) days after receipt of notice of non-payment; and (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within ten (10) days following Agent's demand for such reimbursement or payment of expenses.
        Borrower or GCRC fails or neglects to perform, keep or observe any of the provisions of Section 1.5, 5.4(a), 5.18(a) or 6, respectively.
        Borrower or GCRC fails or neglects to perform, keep or observe any of the provisions of Section 4 and the same shall remain unremedied for three (3) Business Days or more.
        Borrower or GCRC fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents or any default shall occur under any Loan Document (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more.
        An Event of Default (as defined in the Senior Facility) under the Senior Facility has occurred and is continuing without having been waived or cured.
        A case or proceeding is commenced against Borrower or GCRC seeking a decree or order in respect of Borrower or GCRC, (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or GCRC or for any substantial part of Borrower's or GCRC `s assets, or (iii) ordering the winding-up or liquidation of the affairs of Borrower or GCRC, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.
        Borrower or GCRC (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or for any substantial part of Borrower's or GCRC's assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.
        Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Borrower shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), any Lien created under any Loan Document on any Select Real Property Asset purported to be covered thereby ceases to be a valid and perfected first priority Lien, subject only to the Permitted Encumbrances, or any Lien created under any Loan Document in any other material component of the Collateral purported to be covered thereby ceases to be a valid and perfected Lien, subject only to the Permitted Encumbrances and any Liens which are not prohibited under the Senior Facility.
        Any representation or warranty herein or in any Loan Document or in any financial statement or certificate made or delivered to Agent or any Lender of Borrower or GCRC is untrue or incorrect in any material respect as of the date made or deemed made.
      Remedies.
        If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice suspend the Revolving Loan facility with respect to additional Revolving Loan Advances whereupon any additional Revolving Loan Advances shall be made or incurred in Agent's sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice, except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans to the Default Rate.
        If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the Revolving Loan facility with respect to further Revolving Loan Advances; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and; (ii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Section 8.1(f) or (g), the Revolving Loan facility shall be immediately terminated and all of the Obligations, including the aggregate Revolving Loans, shall become immediately due and payable without declaration, notice or demand by any Person; and/or (iii) apply the sums held pursuant to Sections 5.2(c) and/or 5.13(b) toward the elimination of any default of principal, interest or any covenant hereunder
      Waivers by Borrower. Except as otherwise provided for in this Agreement or by applicable law, Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.
  ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT
      Assignment and Participations.
        Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents and Loans or any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an "Assignment Agreement") substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have a Loan outstanding in an amount at least equal to $5,000,000.00 and the assigning Lender shall have retained a Loan outstanding in an amount at least equal to $5,000,000.00; (iv) include a payment to Agent of an assignment fee of $3,500; and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower, which shall not be unreasonably withheld or delayed; provided, that no such consent shall be required for an assignment to a Qualified Assignee. In the case of an assignment by a Lender under this Section 9.1(a), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Loan outstanding or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender." In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the Loans. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.
        Any participation by a Lender of all or any part of its outstanding Loan shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.11, 1.13, 1.14 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant effective upon delivery of written notice to Borrower of such participation and the participant shall be considered to be a "Lender." Except as set forth in the preceding sentence Borrower shall not have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.
        Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.
        Borrower shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested.
        Any Lender may furnish any information concerning Borrower in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided, that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8; provided, further that no such assignee or participant (or prospective assignee or participant) shall be a retailer or a supplier of goods, except for Schottenstein Stores Corporation and its Affiliates.

      (f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loan to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.14(a), increased costs under Section 1.14(b), withholding taxes in accordance with Section 1.13(a), or has not provided a Certificate of Exemption.

      Appointment of Agent. Kimco Capital Corp. is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

      If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

      Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a)  may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrower or to inspect the Collateral (including the books and records) of Borrower; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by electronic mail, telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.
      Kimco Capital Corp. and Affiliates. With respect to its Loan hereunder, Kimco Capital Corp. shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Kimco Capital Corp. in its individual capacity. Kimco Capital Corp. and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, Borrower, any of their Affiliates and any Person who may do business with or own securities of Borrower or any such Affiliate, all as if Kimco Capital Corp. were not Agent and without any duty to account therefor to Lenders. Kimco Capital Corp. and its Affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between Kimco Capital Corp., as a Lender holding disproportionate interests in the Loans and Kimco Capital Corp., as Agent.
      Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of Borrower and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.
      Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrower and without limiting the obligations of Borrower hereunder), ratably according to their respective Pro Rata Share of the Loans outstanding, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrower.
      Successor Agent. Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.00. If no successor Agent has been appointed pursuant to the foregoing, within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided, that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.
      Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender, each participant and each holder is hereby authorized at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender, holder or participant to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.11, 1.13 or 1.14). Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders, participants and holders and (b) any Lender, participant or holder so purchasing a participation in the Loans made or other Obligations held by other Lenders, participants or holders may exercise all rights of offset, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender, participant or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
      Advances; Payments; Information; Actions in Concert.
        Advances; Payments.
          On the Closing Date, each Lender shall make the amount of such Lender's Pro Rata Share of the Term Loans available to Agent in accordance with instructions of Agent in same day funds not later than 11:00 a.m. (Los Angeles time). Agent shall disburse the proceeds of the Loans by depositing them on the Closing Date in an account of Borrower as Borrower may specify to Agent in writing.
          Each Lender shall make the amount of such Lender's Pro Rata Share of each Revolving Loan Advance available to Agent in accordance with the instructions of Agent in same day funds by wire transfer on the requested funding date not later than 11:00 a.m. (Los Angeles time). After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Loan Advance to Borrower. All such payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.
          On the 2nd Business Day of each calendar week or more frequently at Agent's election (each, a "Settlement Date"), Agent shall advise each Lender by telephone, electronic mail, or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to its Loan. Provided that each Lender has funded all payments or Revolving Loan Advances required to be made by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments and Revolving Loan Advances, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender to Agent in writing) not later than 1:00 p.m. (Los Angeles time) on the next Business Day following each Settlement Date.
        Availability of Lender's Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of (i) each Term Loan available to Agent on the Closing Date and (ii) each Revolving Loan Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Loan is made, Agent shall be entitled to retain for its account all interest accrued on such Loan until reimbursed by the applicable Lender.
        Return of Payments.
          If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
          If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
        Non-Funding Lenders. The failure of any Non-Funding Lender to make any Loan or any payment required by it hereunder on the date specified therefor shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligations to make such Loans on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" (or be included in the calculation of "Requisite Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent's request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non- Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
        Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Section 3.4 hereto and agree that Agent shall have no duty to provide the same to Lenders.
        Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.
  SUCCESSORS AND ASSIGNS
      Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrower, Agent, Lenders and their respective successors and assigns (including a debtor-in-possession on behalf of Borrower), except as otherwise provided herein or therein. Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrower, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.
  MISCELLANEOUS
      Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, or fee letter (other than the Fee Letter) or confidentiality agreement, if any, between Borrower and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.
      Amendments and Waivers.
        Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders or all affected Lenders, as applicable.
        No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower.
        No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender's Loan (which action shall be deemed only to affect those Lenders whose Loan is increased and may be approved by Requisite Lenders, including those Lenders whose Loan is increased); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of prepayments under Section 1.4(d)), or final maturity date of the principal amount of the Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) increase the Revolving Loan Advance Availability; (vi) except as expressly permitted or required in the Loan Documents, release, foreclose on or dispose of any material portion of the Collateral; provided, that Agent may release certain non-material Collateral without such writing in accordance with the terms of Section 6.7, (vii) change the percentage of the aggregate unpaid principal amount of Loans that shall be required for Lenders or any of them to take any action hereunder; and (viii) amend or waive this Section 11.2 or the definition of the term "Requisite Lenders," insofar as such definition affects the substance of this Section 11.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.
        If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change") requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a "Non- Consenting Lender") then, so long as Agent is not a Non-Consenting Lender, at Borrower's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Loans of such Non-Consenting Lenders for an amount equal to the principal balance of the Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
        Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Loans and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.
      Fees and Expenses. Borrower shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents and incurred in connection with:
        the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of any Loan (including a wire transfer fee of $25.00 per wire transfer);
        any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;
        any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person's gross negligence or willful misconduct;
        any attempt to enforce any remedies of Agent against Borrower or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;
        any workout or restructuring of the Loans during the pendency of one or more Events of Default; and
        efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess Borrower or their respective affairs, and (iii) verify, protect, monitor, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral; provided, that the expense of such efforts, together with any expenses incurred pursuant to Section 1.12, does not exceed $1,000.00 per month; provided, further, that, such dollar limit shall not apply if an Event of Default has occurred and is continuing;

      including, as to each of clauses (a) through (f) above, all reasonable attorneys' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

      No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by Borrower of its Subsidiaries of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrower shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrower specifying such suspension or waiver.
      Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.
      Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.
      Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
      Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by Borrower for a period of two (2) years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent's or such Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender. None of the foregoing obligations and restrictions shall apply to any information that (i) was or is generally available to the public other than as a result of a disclosure by Agent or any Lender, or (ii) was or is available to Agent or any Lender on a non-confidential basis prior to its disclosure by Borrower.
      GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION THAT BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN ANNEX C OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.
      Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) upon transmission, when sent by electronic mail; (d) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (e) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex C or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex C to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.
      Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
      Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.
      WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.
      Press Releases and Related Matters. Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Kimco Capital Corp., or any of its affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days' prior notice to Agent, and without the prior written consent of Kimco Capital Corp. unless (and only to the extent that) Borrower or Affiliate is required to do so under law and then, in any event, Borrower or Affiliate will consult with Agent, as applicable, before issuing such press release or other public disclosure or unless such public disclosure is made in connection with compliance by Borrower or Affiliate with its obligations under the federal securities laws. Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to Borrower for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
      Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
      Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.
      No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
      Right of First Refusal to Purchase Select Real Property Assets. Agent shall have a right of first refusal, as hereinafter described, to purchase or lease any Select Real Property Asset on the conditions set forth in this Section 11.18. Such right of first refusal shall be exercised as follows:
        If Borrower shall desire to sell the fee title or leasehold interest (as the case may be) to any Select Real Property Asset or lease any Select Real Property Asset and shall receive a bona-fide offer acceptable to Borrower, Borrower shall by notice to Agent (the "Right of First Refusal Notice") offer to Agent the right to enter into a contract for the purchase of the fee or leasehold title to the Select Real Property Asset or to lease the Select Real Property Asset, as the case may be, on the material terms set forth in such bona-fide offer. Agent shall then have a period of fifteen (15) days from the date of the Right of First Refusal Notice to elect to exercise the right of first refusal specified herein. If Agent fails to timely exercise its right of first refusal as hereinabove provided, Borrower may enter into a sales contract for the Select Real Property Asset or a lease of the Select Real Property Asset, as the case may be, pursuant to such bona-fide offer and said right of first refusal shall thereupon terminate and be null and void (except as set forth below). If such sales contract or lease, as the case may be, shall not have been executed and delivered within forty-five (45) days after the end of such 15-day period, or if the closing under such contract of sale or the effective date of such lease, shall not have occurred within forty-five (45) days after the end of such 45-day period, Agent's right of first refusal specified herein shall again be applicable. Notwithstanding anything else to the contrary contained herein, any sale of any Select Real Property Asset or lease of the same shall be subject to the prior consent of Agent.
        Upon the exercise by Agent of its right of first refusal, as provided in this Section 11.18, Borrower and Agent shall, within thirty (30) days after Agent delivers to Borrower notice of its election to exercise its right of first refusal, enter into a written agreement for the sale of the Select Real Property Asset or the lease of the Select Real Property Asset, as the case may be, which may include the material terms of the Right of First Refusal Notice and such other appropriate terms and provisions as shall be reasonably required by Agent.
        The Right of First Refusal granted pursuant to this Section 11.18 shall terminate on the earlier of (i) the date which is six (6) months prior to the Maturity Date, or (ii) the date which is six (6) months after any prepayment of the Loans.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

GOTTSCHALKS INC.

By: /s/ James R. Famalette

Title: President and Chief Executive Officer

KIMCO CAPITAL CORP.,

as Agent and Lender

By: /s/ Raymond Edwards

Title: Vice President

ANNEX A (Recitals)

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

"Account Debtor" means any Person who may become obligated to Borrower under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

"Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by Borrower, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of Borrower's rights in, to and under all purchase orders or receipts for goods or services, (c) all of Borrower's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to Borrower for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower) and, (e) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing. For purposes of this Agreement, the term "Accounts" shall not include GCRC Receivables only to the extent such GCRC Receivables have been sold or otherwise transferred to the Gottschalks Master Credit Card Trust pursuant to the Receivables Purchase Agreement.

"Affected Lender" has the meaning ascribed to it in Section 1.14(c).

"Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

"Agent" means Kimco Capital Corp., in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

"Agreement" means the Credit Agreement by and among Borrower, Kimco Capital Corp., as Agent and Lender and the other Lenders from time to time party thereto, dated as of March 22, 2002, as the same may be amended, supplemented, restated or otherwise modified from time to time.

"Appendices" has the meaning ascribed to it in the recitals to the Agreement.

"Assignment Agreement" has the meaning ascribed to it in Section 9.1(a).

"Authorized Officer" means, with respect to Borrower, the president, vice president, chief financial officer, chief accounting officer, secretary, treasurer or the general partner or managing member of such entity.

"Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. 101 et seq.

"Borrower" has the meaning ascribed thereto in the preamble to the Agreement.

"Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of California and/or New York.

"Category A Property" means each property listed on Disclosure Schedule (5.18(a)) that is subject to a recorded Mortgage in favor of Agent, for the benefit of the Lenders.

"Category A Property Violation" means, with respect to any Category A Property, the occurrence of any of the following, without the prior written consent of Agent (as applicable): (a) surrender, termination or cancellation of any Store Lease affecting such Category A Property, or any material amendment or modification to a material term of any Store Lease affecting such Category A Property; (b) Borrower shall consent to any modification, termination or waiver of any other material agreement affecting such Category A Property if such modification, termination or waiver would have a material adverse effect on such Category A Property; (c) Borrower shall create, incur, assume or permit to exist any Lien on or with respect to such Category A Property, other than the Permitted Encumbrances and any Lien which is not prohibited under the Senior Facility (d) any Lien created under any Mortgage on such Category A Property ceases to be a valid and perfected Lien, having priority over all Liens other than the Senior Facility Liens, and other Permitted Encumbrances having priority over the Senior Facility Liens; (e) Borrower shall fail to duly observe and perform all material terms and conditions of any Store Lease, or other material agreement relating to such Category A Property, and diligently protect and enforce the rights of Borrower and its Subsidiaries under all such agreements in a manner consistent with prudent business judgment and subject to the terms and conditions of such agreements, to the extent that such failure would have a material adverse effect on such Category A Property; (f) Borrower shall fail to promptly provide Agent copies of all agreements amending, altering, modifying, waiving or supplementing in any material respect any Store Lease or other material agreement relating to such Category A Property; (g) Borrower shall fail to do or cause to be done all things necessary to comply with all applicable Laws or any other requirements affecting or related to any Category A Property and such noncompliance would have a material adverse effect with respect to such Category A Property unless the necessity of such compliance is being contested in good faith; (h) Borrower shall permit any Category A Property (or any portion thereof) to be removed, demolished or materially altered, or fail to maintain the Category A Property in good repair, order and condition in all material respects; (i) subject to the provisions of Section 1.4(c) and Sections 5.4(e) and (g), Borrower shall fail to repair, replace and restore such Category A Property now or hereafter damaged or destroyed by any casualty or other event (whether or not insured against and insurable) or affected by any condemnation or other taking so that, when repaired, replaced and restored, the same shall be at least equal in quality, usefulness and value as the Category A Property which existed immediately prior to such casualty, event or condemnation or other taking, as the case may be, and of the same type and character as the Category A Property existing on the date hereof; (j) Borrower shall fail to perform any and all construction, equipping, alteration, repair, replacement and/or restoration in a good and workmanlike manner; or (k) Borrower shall sell, transfer, convey, assign or otherwise dispose of all or any portion of, or any interest in, any Category A Property.

"Certificate of Exemption" has the meaning ascribed to it in Section 1.13(c).

"Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances (a) upon or relating to the Collateral, (b) upon or relating to the Obligations, (c) measured by the employees, payroll, income or gross receipts of Borrower owed by or assessable against Borrower, (d) upon or relating to Borrower's ownership or use of any properties or other assets, or (e) upon or relating to any other aspect of Borrower's business.

"Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by Borrower.

"Closing Date" means the date on which the conditions precedent set forth in Section 2 and Annex B hereto have been satisfied.

"Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex B.

"Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

"Collateral" means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

"Collateral Documents" means the Security Agreement, the Pledge Agreements, the Mortgages, the Trademark Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

"Commitment" means (a) as to any Lender, the commitment of such Lender to make a Term Loan as set forth on Annex D to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Loans, which aggregate commitment shall be Fifteen Million Dollars ($15,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

"Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by Borrower, in any event, including all contracts, leases, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which Borrower may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

"Copyright License" means any and all rights now owned or hereafter acquired by Borrower under any written agreement granting any right to use any Copyright or Copyright registration.

"Copyrights" means all of the following now owned or hereafter adopted or acquired by Borrower: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

"Credit Card Receivables" has the meaning ascribed to it in the Senior Facility.

"Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

"Default Rate" has the meaning ascribed to it in Section 1.6(d).

"Disclosure Schedules" means the Schedules prepared by Borrower and denominated as Disclosure Schedules (3.1) through (6.6) in the Index to the Agreement.

"Disqualified Category A Property" means any Category A Property as to which any Category A Property Violation shall have occurred and be continuing, without having been cured or waived in writing by the Agent.

"Documents" means all "documents," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located.

"Dollars" or "$" means lawful currency of the United States of America.

"Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.  9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C.  5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.  136 et seq.); the Solid Waste Disposal Act (42 U.S.C.  6901 et seq.); the Toxic Substance Control Act (15 U.S.C.  2601 et seq.); the Clean Air Act (42 U.S.C.  7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C.  1251 et seq.); the Occupational Safety and Health Act (29 U.S.C.  651 et seq.); and the Safe Drinking Water Act (42 U.S.C.  300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

"Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

"Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

"Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located and, in any event, including all of Borrower's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to Borrower, any trade or business (whether or not incorporated) that, together with Borrower, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

"ERISA Event" means, with respect to Borrower or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of Borrower or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of Borrower or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by Borrower or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

"Escrow Fund" has the meaning ascribed to it in Section 5.2(c).

"ESOP" means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

"Event of Default" has the meaning ascribed to it in Section 8.1.

"Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C. 201 et seq.

"Fashion Fair Property" means the store property leased by Borrower located in Fresno, California and designated as store number 5.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

"Fee Letter" has the meaning ascribed to it in Section 1.7(a).

"Fees" means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

"Financial Statements" means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section. 3.4.

"Fiscal Quarter" means any of the quarterly accounting periods of Borrower, ending on or about April 30, July 31, October 30 and January 31 of each year.

"Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by Borrower.

"Foreign Person" has the meaning ascribed to it in Section 1.13(c).

"GAAP" means generally accepted accounting principles in the United States of America consistently applied.

"GCRC" means Gottschalks Credit Receivables Corporation, a Delaware corporation.

"GCRC Pledge Agreement" means that certain Pledge Agreement dated as of even date herewith between Agent and GCRC in form and substance satisfactory to Agent.

"GCRC Receivables" has the meaning ascribed to it in the Senior Facility.

"General Intangibles" means all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by Borrower, including all right, title and interest that Borrower may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Trademarks, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of Borrower or any computer bureau or service company from time to time acting for Borrower.

"Goods" means all "goods" as defined in the Code, now owned or hereafter acquired by Borrower, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guaranteed Indebtedness" means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

"Guaranty" means, as to any Person, any direct or indirect obligation of such Person guaranteeing or intending to guarantee, or otherwise providing credit support, for any Indebtedness, Capital Lease, dividend or other monetary obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, by contract, as a general partner or otherwise, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services from the primary obligor or other Person, in each case, primarily for the purpose of assuring the performance of the primary obligor of any such primary obligation or assuring the owner of any such primary obligation of the repayment of such primary obligation. The amount of any Guaranty shall be deemed to be an amount equal to (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)) or (y) the stated maximum liability under such Guaranty, whichever is less.

"Hanford REA" means that certain Amended and Restated Construction, Operation and Reciprocal Easement Agreement, dated December 12, 1998, among Hanford Mall Partners, L.P., Borrower, Mervyn's and Sears, Roebuck and Co. and recorded on September 16, 1999 as Instrument No. 9919777 in the Official Records of Kings County, California.

"Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

"Impositions" has the meaning ascribed to it in Section 5.2(c).

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations and the present value of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (i) the Obligations.

"Indemnified Liabilities" has the meaning ascribed to it in Section 1.11.

"Indemnified Person" has the meaning ascribed to in Section 1.11.

"Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

"Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

"Interest Payment Date" means the first Business Day of each month (commencing the first Business Day of May 2002).

"Intercreditor Agreement" means that certain Intercreditor Agreement executed by Agent and the Senior Lenders in form and substance satisfactory to Agent.

"Inventory" means all "inventory," as such term is defined in the Code, now owned or hereafter acquired by Borrower, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in Borrower's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

"Investment Property" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by Borrower, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of Borrower, including the rights of Borrower to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of Borrower; (iv) all commodity contracts of Borrower; and (v) all commodity accounts held by Borrower.

"IRC" means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

"IRS" means the Internal Revenue Service.

"Late Payment Fee" has the meaning ascribed to it in Section 1.7(c).

"Law" means any applicable statute, ordinance, rule, regulation or order of, or any applicable restriction or requirement imposed by, any Governmental Authority.

"Lenders" means Kimco Capital Corp., the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

"Letter-of-Credit Rights" means "letter-of-credit rights" as such term is defined in the Code, now owned or hereafter acquired by Borrower, including rights to payment or performance under a letter of credit, whether or not Borrower, as beneficiary, has demanded or is entitled to demand payment or performance.

"License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by Borrower.

"Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

"Litigation" has the meaning ascribed to it in Section 3.13.

"Loan" and "Loans" means the Terms Loans and the Revolving Loans.

"Loan Account" has the meaning ascribed to it in Section 1.10.

"Loan Documents" means the Agreement, the Notes, the Collateral Documents, the GCRC Pledge Agreement and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower or GCRC, or any employee of Borrower or GCRC, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

"Margin Stock" has the meaning ascribed to it in Section 3.10.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower and GCRC, taken as a whole, (b) Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) any Select Real Property Assets or Agent's Liens, on behalf of itself and Lenders, on any Select Real Property Assets or the priority of such Liens, (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents, or (e) the Collateral taken as a whole.

"Maturity Date" means the earlier of (i) January 31, 2005 and (ii) the date on which the Loans shall become due and payable pursuant to Article 7 hereof.

"Maximum Lawful Rate" has the meaning ascribed to it in Section 1.6(e).

"Mortgage" means a Mortgage, Open End Mortgage, Deed of Trust, Trust Deed, Leasehold Mortgage, Leasehold Deed of Trust, Deed to Secure Debt, Credit Line Deed of Trust, Assignment, Security Agreement and Financing Statement, substantially in the form of Exhibit M hereto, as modified to apply to the applicable type of Real Property Asset covered thereby in recordable form, and as otherwise may be required to give the intended effect thereto (as advised by local counsel to Agent in the affected jurisdiction), executed and delivered by Borrower to Agent (for the benefit of the Lenders) and in each case, as such document may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

"Mortgaged Store Lease" means any Store Lease which is subject to a Mortgage.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which Borrower or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

"Net Proceeds" has the meaning ascribed to it in Section 5.4(e).

"Non-Funding Lender" has the meaning ascribed to it in Section 9.9(a)(iii).

"Note" or "Notes" has the meaning ascribed to it in Section 1.3.

"Obligations" means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to Borrower under the Agreement or any of the other Loan Documents.

"OSHA" means Occupational Safety and Hazard Act.

"Park 41" means Park 41, a California limited partnership.

"Patent License" means rights under any written agreement now owned or hereafter acquired by Borrower granting any right with respect to any invention on which a Patent is in existence.

"Patents" means all of the following in which Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plan" means a Plan described in Section 3(2) of ERISA.

"Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business so long as such Liens attach only to equipment, fixtures and/or real estate; (e) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party; (f) any attachment or judgment lien; (g) zoning restrictions, easements, licenses, or other restrictions on the use of any real estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate, or provide for forfeiture of title; (h) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (i) the Senior Facility Liens; (j) Liens in existence on the date hereof (and summarized on Disclosure Schedule (6.6)) securing the Indebtedness described on Disclosure Schedule (6.3), and permitted refinancings, extensions and renewals thereof, including extensions and renewals of any such Liens, provided, that the principal amount of the Indebtedness so secured is not increased; (k) inchoate Liens arising by operation of law in favor of landlords; (l) inchoate Liens arising under Division 2 of the Code or similar provisions of applicable law in the ordinary course of Borrower's business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; (m) customary rights of set off and charge back under deposit agreements or under the Code of depository institutions for accounts maintained by Borrower in compliance with the terms of this Agreement; (n) inchoate Liens in favor of banks which arise under Article 4 of the Code or similar provisions of applicable law on items in collection; (o) Liens not evidenced by a financing statement arising by operation of law in favor of credit card processors who have executed a credit card agreement with respect to credit card receivables processed by them; and (p) Liens not evidenced by a financing statement arising by operation of law in favor of common carriers, covering only the goods carried, securing only charges not yet payable to such carrier.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

"Plan" means, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by Borrower or ERISA Affiliate.

"Pledge Agreement" means the Pledge Agreements made in favor of Agent, on behalf of Lenders, by Borrower and GCRC, including without limitation, the GCRC Pledge Agreement.

"Prepayment Fee" has the meaning ascribed to it in Section 1.7(b) hereof.

"Proceeds" means "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of Borrower against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by Borrower against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

"Pro Rata Share" means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan Advances, the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the aggregate Commitments of all Lenders, and (b) with respect to all Loans, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as such percentages may be adjusted by assignments permitted pursuant to Section 9.1.

"Projections" means Borrower's forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all prepared on a Subsidiary by Subsidiary basis, if applicable, except for GCRC, and otherwise consistent with the historical Financial Statements of Borrower, together with appropriate supporting details and a statement of underlying assumptions.

"Proposed Change" has the meaning ascribed to it in Section 11.2(d).

"Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

"Qualified Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided, that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by Borrower shall be a Qualified Assignee.

"Qualifying Category A Properties" means all Category A Properties other than Disqualified Category A Properties, if any.

"Real Property Assets" means as of any time (i) all parcels of real property, owned or leased at such time directly or indirectly by Borrower, including without limitation the Select Real Property Assets and the Category A Properties and, in each case, together with all buildings, improvements, appurtenances, fixtures easements and other property and rights incidental to the ownership or lease (as applicable) of such parcel of real property or any of the foregoing.

"Receivables Purchase Agreement" has the meaning ascribed to it in the Senior Facility.

"Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

"Rental Payments" has the meaning ascribed to it in Section 5.13(b)

"Replacement Lender" has the meaning ascribed to it in Section 1.14(c).

"Requisite Lenders" means Lenders holding greater than fifty percent (50%) of the total Loans then outstanding.

"Restoration Costs" has the meaning ascribed to it in Section 5.4(e)(i).

"Retiree Welfare Plan" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

"Revolving Loan" means, at any time, the sum of the aggregate amount of Revolving Loan Advances outstanding to Borrower.

"Revolving Loan Advance" or "Revolving Loan Advances" has the meaning ascribed to it in Section 1.2(a).

"Revolving Loan Advance Availability " means, at any time, the lesser of (i) the Term Loan Repayment Amount and (ii) $500,000.00, in each case, less the sum of the Revolving Loans then outstanding.

"Revolving Loan Obligation" means, as to any Lender, the obligation by the Lender to make Revolving Loan Advances as specified in Section 1.2 and as set forth on Annex D to the Agreement, which commitment constitutes a subfacility of the Term Loan Commitment of the Lender.

"Sacramento Property" means the store property leased by Borrower located in Sacramento, California and designated as store number 9.

"Security Agreement" means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and Borrower.

"Select Real Property Assets" means the parcels of real property owned or leased by Borrower and located at the following addresses, as more particularly described in the Mortgage encumbering such Select Real Property Asset: (i) 313 Madonna Road, San Luis Obispo, California, 93405; (ii) 1673 West Lacey Blvd., Hanford, California 93230; and (iii) 10317 Silverdale Way North, Silverdale, Washington 98383 (the "Silverdale Property"), together with all buildings, improvements, appurtenances, fixtures, easements and other rights incidental to the ownership of such parcels of real property or any of the foregoing, including, without limitation, the benefits under all reciprocal easement agreements or similar documents related to each of the foregoing properties.

"Select Real Property REAs" has the meaning ascribed to it in Section 3.6(b)(iv).

"Senior Facility" means that certain Credit Agreement, dated January 31, 2002, among Borrower, the Guarantors signatory thereto, the Lenders signatory thereto, General Electric Capital Corporation, as Agent and Lender, The CIT Group/Business Credit, Inc., as Syndication Agent and Lender and GECC Capital Markets Group, Inc., as Lead Arranger, as the same may be amended, supplemented, restated, or otherwise modified from time to time or any replacement thereof.

"Senior Facility Agent" means General Electric Capital Corporation, a Delaware Corporation, in its capacity as agent to the Senior Facility Lenders under the Senior Facility.

"Senior Facility Liens" means the Liens granted by Borrower in favor of the Senior Facility Lenders as security for and in connection with the Senior Facility.

"Senior Facility Lenders" means the "Lenders" as defined in the Senior Facility.

"Settlement Date" has the meaning ascribed to it in Section 9.9(a)(iii).

"Silverdale Ground Lease" means that certain Ground Lease, dated as of August 7, 1984, between PPR Kitsap Mall LLC, a Delaware limited liability company, as landlord, and Borrower (successor in interest to Lamonts Apparel, Inc., as evidenced by that certain Lease Assignment and Assumption Agreement, dated as of July 24, 2000, and recorded on July 27, 2000 as Instrument No. 200007270062 in the Official Records of the County of Kitsap, State of Washington and as evidenced by that certain Statutory Warranty Deed, dated July 24, 2000, by the Bankruptcy Estate of Lamonts Apparel Inc., and recorded on July 27, 2000, as Instrument No. 20007270061 in the Official Records of Kitsap County, State of Washington), as tenant, as recorded pursuant to that certain Short Form of Lease between the parties thereto, dated as of August 7, 1984 and recorded on August 22, 1984 as Instrument No. 8408220150 in the Official Records of the County of Kitsap, State of Washington, as further amended by that certain First Amendment to Lease, dated as of May 2, 1987, between the parties thereto and recorded on June 4, 1987 as Instrument No. 8706040088 in the Official Records of the County of Kitsap, State of Washington.

"Silverdale REA" means that certain Second Amendment to and Restatement of Construction, Operation and Reciprocal Easement Agreement, dated February 1, 1988, among PPR Kitsap Mall LLC, Sears, Roebuck and Co., Borrower and J.C. Penney Properties, Inc. and recorded on July 7, 1988 as Instrument No. 8807070057 in the Official Records of Kitsap County, State of Washington, as amended by that certain Third Amendment to Construction, Operation and Reciprocal Easement Agreement dated November 1, 1992 and recorded on May 10, 1993 as Instrument No. 9305100088 in the Official Records of Kitsap County, State of Washington.

"SLO Lease" means that certain Lease, dated July 27, 1999, between MBK Southern California, Ltd. (as successor in interest to MONY Life Insurance Company), as landlord, and Borrower, as tenant, covering that certain premises located in San Luis Obispo, California and as more particularly described therein.

"SLO REA" means that certain Amended and Restated Construction, Operations and Reciprocal Easement Agreement, dated July 30, 1999, among MBK Southern California Ltd., Borrower and Nesbitt Partners San Luis Obispo Venture Ltd. and recorded on July 30, 1999 as Instrument No. 1999- 055874 in the Official Records of San Luis Obispo County, California.

"Software" means all "software" as such term is defined in the Code, now owned or hereafter acquired by Borrower, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

"Space Lease" means any lease that generates annual rent revenue in excess of $500,000.00 under which Borrower is the lessor or sublessor.

"Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

"Stockholder" means, with respect to any Person, each holder of Stock of such Person.

"Store Lease" means each lease identified by its address under the subheading "Store Leases" on Disclosure Schedule (3.6) (as any such lease may be hereinafter amended, modified, restated, extended, supplemented, renewed or consolidated in accordance with the terms hereof), and all other leases which may now or hereinafter be entered into by Borrower as lessee, as any such lease may be hereinafter amended, modified, restated, extended, supplemented, renewed or consolidated in accordance with the terms hereof.

"Subordinated Debt" means the Indebtedness of Borrower to the Harris Company evidenced by the Subordinated Note and any other Indebtedness of Borrower subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

"Subordinated Note" means that certain 8% Subordinated Note due August 20, 2003 issued by Borrower in an aggregate original principal amount of $22,179,598.00.

"Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

"Supporting Obligations" means all "supporting obligations" as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

"Taking" means any awards made with respect to any Real Property Asset as the result of the exercise of the power of eminent domain, including, without limitation, any awards of the changes of the grade of streets and/or as the result of any other damage to any Real Property Assets for which compensation shall be given by any Governmental Authority.

"Taxes" means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes (and all liabilities imposed with respect thereto) imposed on or measured by the net income of Agent or a Lender and franchise taxes imposed in lieu thereof (including, without limitation, branch profits taxes, minimum taxes and taxes computed under alternate methods, at least one of which is based on net income) by the jurisdictions under the laws of which Agent or such Lender is organized or conducts or has conducted business or any political subdivision thereof; and (ii) any Taxes (and all liabilities imposed with respect thereto) that would not have been imposed but for (A) the unexcused failure or unreasonable delay by Agent or any Lender, upon or following Borrower's reasonable written request, to complete, provide, file, update or renew properly completed and duly executed Certificates of Exemption (unless such failure or delay results from a change in applicable law after the date of the applicable Assignment Agreement or sale of a participation, which precludes such Agent or Lender from continuing to qualify for a complete exemption from United States withholding tax), (B) the gross negligence or willful misconduct of Agent or any Lender, or (C) Agent or any Lender being treated as a "conduit entity" within the meaning of Treasury Regulation Section 1.881-3 or any successor provisions thereto.

"Term Loan" or "Term Loans" has the meaning ascribed to it in Section 1.1.

"Term Loan Repayment Amount" means, at any time, (i) as to any Lender, the amount of its Term Loan repaid by Borrower and (ii) as to all Lenders, the total amount repaid to the Lenders under the Term Loans, excluding, in each case, any amounts allocated to the Escrow Fund pursuant to Section 5.2(c).

"Termination Date" means the date on which (a) the Loans have been indefeasibly repaid in full, and (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged.

"Title Company" means First American Title Insurance Company or any other title insurance company of recognized national standing which is acceptable to Agent in its sole discretion.

"Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that Borrower or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

"Trademark Security Agreements" means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by Borrower.

"Trademark License" means rights under any written agreement now owned or hereafter acquired by Borrower granting any right to use any Trademark.

"Trademarks" means all of the following now owned or hereafter existing or adopted or acquired by Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

"Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by Borrower or any ERISA Affiliate as a result of such transaction.

"Welfare Plan" means a Plan described in Section 3(i) of ERISA.

All accounting terms not otherwise defined used in this Agreement or the other Loan Documents shall have the respective meanings accorded to them under GAAP. The undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that Borrower has actual knowledge or awareness of a particular fact or circumstance or that Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.